                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-39167


PROSPECTUS SUPPLEMENT NO. 11
(TO PROSPECTUS DATED NOVEMBER 10, 1997)



                                  $310,000,000
                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002


     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 10, 1997 and supersedes Prospectus Supplement No. 10 dated July 14, 1999 (the "Prospectus"), relating to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The line items "Forum Capital Markets LLC, 247,000, *, 2,814, *" "Nesbitt Burns Inc., 1,187,000, *, 13,524" and "North Star Hedge Fund, LP, 1,900,000, *, 21,647, *" contained in the table set forth in the Prospectus under the caption "Selling Securityholders" are deleted in their entirety and replaced with the following:

    Forum Capital Markets LLC                         477,000          *             5,484         *
    Nesbitt Burns Inc.                                961,000          *            10,949         *
    North Star Hedge Fund, LP                       1,650,000          *            18,799         *

     The following line items contained in the table set forth in the Prospectus under the caption "Selling Security holders" are deleted in their entirety:

    Arnhold and S. Bleichoeder Inc.                    68,000          *               774         *
    Goldman Sachs & Co.                               900,000          *            10,254         *
    People's Bank                                   1,000,000          *            11,393         *

The last three line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders": "Any other holder . . . " , "Notes Sold Under Registration Statement", and "Total . . . " (other than the footnotes to the table which remain unchanged), are deleted in their entirety and replaced with the following:

    Any other holder of Notes or future
    transferee from any such holder (3)
    Notes Sold Under Registration Statement      $226,530,000                    2,580,950
                  Total                          $310,000,000        100%        3,531,958

     All information provided in this Prospectus Supplement is as of August 11, 1999.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 11, 1999.